Exhibit 99.1

NEWS RELEASE

Contact:

Michael Kady

For Release:

Immediately

1-800-345-9680

Quipp Announces Second Quarter Results

Miami, FL, August 4, 2006 – Quipp, Inc. (Nasdaq: QUIP) reported today that net income for the three months ended June 30, 2006 amounted to $322,000 ($0.22 per basic and fully diluted share) compared to $156,000 ($0.11 per basic and fully diluted share) during the same period of last year. Revenues for the second quarter of 2006 totaled $8,625,000, reflecting a 59% increase over the $5,441,000 reported in the same quarter of 2005.

During the first six months of 2006, Quipp recognized revenues of $13,886,000, which were slightly (1%) higher than last year’s first half revenues of $13,715,000. Net income through the first half of 2006 amounted to $74,000 ($0.05 per basic and fully diluted share) compared to $285,000 ($0.20 per basic and fully diluted share) for the same period of 2005.

	Quarter Ended June 30,		Six Months Ended June 30,
	2006 (unaudited)	2005 (unaudited)	2006 (unaudited)	2005 (unaudited)
(000’s omitted, except per share data)
Net Sales	$8,625	$5,441	$13,886	$13,715

Net Income	$322	$156	$74	$285

Basic and Diluted earnings per share	$0.22	$0.11	$0.05	$0.20

Michael Kady, Quipp’s President and Chief Executive Officer, stated that: “Newspapers continue to experience modest growth in advertising revenues and declining circulation. Recent articles in trade journals, and in the newspapers themselves, describe the actions that publishers are taking to freshen and expand their product offering in order to appeal to more readers and advertisers. After discussions with several of our customers, we believe that many newspapers have slowed their capital expenditures, particularly in the post-press operations, as they consider the implications of these product decisions. This spending slowdown has had an adverse affect on Quipp’s new order inflow.”

Mr. Kady further explained that: “As our traditional customers are redefining themselves in terms of products and capital requirements, it is important that Quipp continues to evolve. Last year’s acquisition of Newstec was designed to take advantage of the expanding usage of preprinted inserts in most newspapers. Given our current backlog, we are confident that shipments of Newstec products will accelerate during the second half of this year.”

With regard to the three-month financial results, Mr. Kady stated:  “This year’s second quarter revenues were sharply higher than during the same period of 2005, primarily due to a significant increase in shipments of the Quipp Packman packaging system. We are very pleased with the market acceptance of this product, which was introduced in mid-2003. In addition, revenues related to the Quipp-Gripp III and Twin-Trak conveyor systems recovered from depressed sales levels during last year’s second quarter.

“On the other hand, operating expenses incurred in the second quarter also were substantially higher than during the year ago period. Costs associated with the April 2006 NEXPO trade show were recognized in the second quarter, while such costs were recognized in the first quarter of 2005, because last year’s show was held in March. Also, expenses for the second quarter of 2006 include the expense relating to Newstec personnel, which was not reflected in the prior year period. Despite these higher costs, net income was more than double the amount generated in last year’s second quarter.”

Concerning mid-year financial results, Mr. Kady said: “For the first half of 2006, revenues were only modestly higher than during the same period of a year ago. Operating expenses, however, increased as compared to the first six months of 2005 due to costs associated with the closure of the Newstec operation in Massachusetts in February 2006 and the inclusion of costs related to Newstec personnel.”

New orders booked in the second quarter 2006 were valued at $4,490,000 as compared to $5,309,000 in last year’s second quarter. Backlog as of June 30, 2006 amounted to $8,840,000 compared to $4,083,000 on the same date in 2005.

Cash and marketable securities declined by $957,000 during the quarter to $4,013,000 at June 30, 2006. The primary cause for the reduction in cash was the relatively weak order input rate during the second quarter and the corresponding reduction in customer deposits. In addition, inventories have been increased to support planned Newstec shipments during the second half of the year.

The acquisition of Newstec has resulted in significantly higher non-cash amortization charges being included in net income than was previously the case. Following the Newstec acquisition, Quipp began reporting EBITDA (earnings before interest, taxes, depreciation and amortization) principally to illustrate the impact of the non-cash amortization charges on reported net income. The following table provides a reconciliation of net income to EBITDA for the three-month and six-month periods ending June 30, 2006 and 2005. Management believes that the presentation of EBITDA will be helpful to investors because it will assist them in evaluating management’s performance in connection with the Company’s core operations by excluding charges that are not reflective of the day-to-day operations of the Company.

	Quarter Ended June 30,		Six Months Ended June 30,
	2006 (unaudited)	2005 (unaudited)	2006 (unaudited)	2005 (unaudited)
(000’s omitted)
Net Income	$322	$156	$74	$285

Add (Deduct):
Net Interest Income	(33)	(52)	(70)	(90)
Income Taxes	232	104	63	190
Depreciation	69	60	127	119
Amortization	130	29	261	58

EBITDA	$720	$297	$455	$562

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that address, among other things, capital spending in the newspaper industry and shipments of Newstec products in the second half of 2006. Actual results could differ materially from those described in the forward looking statements due to, among other things, economic conditions generally and in the newspaper industry, competition for new orders, cancellation of existing orders, and delays in shipments and/or installations.